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                                                                     EXHIBIT 4.6

                               AMENDMENT NO. 1 TO
                            INVESTOR RIGHTS AGREEMENT

                  THIS AMENDMENT NO. 1 TO INVESTOR RIGHTS AGREEMENT (this "Amendment") is made as of August 12, 2002, by and among Ziff Davis Holdings Inc., a Delaware corporation (the "Company"), and Willis Stein & Partners III, L.P., a Delaware limited partnership ("Willis Stein III"), and Willis Stein & Partners II, L.P., a Delaware limited partnership ("Willis Stein II" and together with Willis Stein III, "Willis Stein"). Unless otherwise indicated, capitalized terms not defined herein shall have the meanings assigned to such terms in the Investor Rights Agreement of the Company, dated as of April 5, 2000 (the "Pre-Amendment Investor Rights Agreement").

                  WHEREAS, Willis Stein and the Company may amend the Pre-Amendment Investor Rights Agreement pursuant to Section 17B thereof.

                  WHEREAS, Willis Stein and the Company desire to amend the Pre-Amendment Investor Rights Agreement on the terms set forth herein.

                  NOW, THEREFORE, in consideration of the mutual agreements and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Amendment of the Pre-Amendment Investor Rights Agreement.

              (a) The definition of "Preferred Stock" in Section 16 of the Pre-Amendment Investor Rights Agreement is hereby deleted in its entirety and replaced with the following:

                  "`Preferred Stock' means the Company's Series A Preferred Stock, par value $.01 per share, Series B Preferred Stock, par value $.01 per share, Series C Convertible Preferred Stock, par value $.01 per share, Series D Redeemable Preferred Stock, par value $.01 per share, Series E Preferred Stock, par value $.01 per share, Series E-1 Preferred Stock, par value $.01 per share, and any other series or classes of Preferred Stock issued by the Company."

              (b) Section 4A of the Pre-Amendment Investor Rights Agreement is hereby amended by inserting the following sentence at the end of Section 4A of the Pre-Amendment Investor Rights Agreement:

                  "Notwithstanding the foregoing, the percentage of New Securities that is required to be offered to each holder of Investor Shares pursuant to this Section 4A will exclude, when calculating such percentage, the aggregate amount of such New Securities that were purchased or will be purchased by the holder or holders of (i) Series E Preferred Stock pursuant to the purchase rights granted to all holders of Series E Preferred Stock pursuant

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                  to Article Four B.V.7(a) of the Fifth Amended and Restated
                  Certificate of Incorporation of the Company and (ii) Series E-1 Preferred Stock pursuant to the purchase rights granted to all holders of Series E-1 Preferred Stock pursuant to Article Four B.VI.7(a) of the Fifth Amended and Restated Certificate of Incorporation of the Company."

              (c) The definition of "Liquidation Value" in Section 16 of the Pre-Amendment Investor Rights Agreement is hereby deleted in its entirety and replaced with the following:

                  "`Liquidation Value'" means, with respect to each share of Preferred Stock, the liquidation value of such share of Preferred Stock as set forth in the Company's Certificate of Incorporation, plus the aggregate amount of accrued and unpaid dividends thereon."

                  2. Effectiveness. Pursuant to Section 17B of the Pre-Amendment Investor Rights Agreement, this Amendment shall be effective and binding upon execution hereof by the Company and Willis Stein, and the Pre-Amendment Investor Rights Agreement shall be deemed amended as of the date first written above immediately following such execution by the Company and Willis Stein. Any reference in the Pre-Amendment Investor Rights Agreement to "Agreement" shall hereafter be deemed to refer to the Pre-Amendment Investor Rights Agreement as hereby amended.

                  3. Miscellaneous.

              (a) Counterparts. This Amendment may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts shall constitute one amendment.

              (b) Governing Law. The corporate law of Delaware will govern all issues arising under, or in connection with, this Amendment concerning the relative rights of the Company and its Stockholders. All other issues arising under, or in connection with, this Amendment shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Illinois.

              (c) Effect on Pre-Amendment Investor Rights Agreement. Except as expressly modified by this Amendment, the Pre-Amendment Investor Rights Agreement remains in full force and effect.

                            *   *   *   *   *


                                      -2-

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Amendment No. 1 to Investor Rights Agreement on the day and year first above written.

                             THE COMPANY:


                             ZIFF DAVIS HOLDINGS INC.


                             By:    /s/ Bart W. Catalane
                                    --------------------
                             Its:   Chief Operating Officer and
                                    Chief Financial Officer

                             WILLIS STEIN & PARTNERS III, L.P.:

                             By:  Willis Stein & Partners Management III, L.P.
                             Its: General Partner

                             By:  Willis Stein & Partners Management III, L.L.C.
                             Its: General Partner

                             By:    /s/ Daniel H. Blumenthal
                                    ------------------------
                             Name:  Daniel H. Blumenthal
                             Title: Managing Director

                             WILLIS STEIN & PARTNERS II, L.P.:

                             By:  Willis Stein & Partners Management II, L.P.
                             Its: General Partner

                             By:  Willis Stein & Partners Management II, L.L.C.
                             Its: General Partner

                             By:    /s/ Daniel H. Blumenthal
                                    ------------------------
                             Name:  Daniel H. Blumenthal
                             Title: Member